Exhibit 99.1

Editorial Contacts:

Judith Meinhalt, 650.603.5557
Mercury
jmeinhalt@mercury.com

Amy Swanson, 415.392.8282
OutCast Communications
aswanson@outcastpr.com

For Immediate Release

MERCURY APPOINTS TONY ZINGALE PRESIDENT & CHIEF OPERATING OFFICER

Industry Veteran and Mercury Board Member Joins Executive Team

MOUNTAIN VIEW, CALIF., – DECEMBER 1, 2004 – Today, Mercury Interactive Corporation (NASDAQ: MERQ), the global leader in business technology optimization (BTO), announced that industry veteran and member of Mercury’s board of directors, Tony Zingale, has joined the company’s executive management team as president and chief operating officer.

“Tony is an extraordinary addition to Mercury’s executive team,” said Amnon Landan, chairman and chief executive officer at Mercury. “Tony is a highly sought after leader who brings a strong track record of success to the company. The significant growth opportunity we have demands a deep and talented management team. I am very pleased to have him join us in this new role.”

Mr. Zingale has more than twenty years of experience building profitable, high growth information technology companies. He was president and chief executive officer of Clarify, a publicly traded enterprise technology company that was a leader in customer relationship management market from 1997 until it was acquired by Nortel Networks, Inc. in 2000. During his tenure, Clarify’s revenue grew more than three hundred percent to more than $260 million. Following the acquisition, he served as president of Nortel’s billion-dollar eBusiness Solutions Group.

Previously, Mr. Zingale spent more than 10 years at Cadence Design Systems, Inc., the world’s leading supplier of electronic design products and services, in a succession of executive management positions leading to his role as senior vice president of worldwide marketing. He served on the executive team that grew Cadence from approximately $40 million in revenue to more than $1.2 billion.

“Mercury is one of the fastest growing software companies and the global leader in the BTO market,” said Tony Zingale, president and chief operating officer at Mercury. “It is clear that Mercury has a unique growth opportunity. I am looking forward to partnering with Amnon and the executive team as we strive to build one of the most important software companies in the world.”

Mr. Zingale holds a Bachelor of Science degree in electrical and computer engineering and a Bachelor of Arts degree in business administration from the University of Cincinnati. He currently serves on the Board of Directors of Interwoven, a leading provider of enterprise content management solutions, and Blazent, a privately held technology company. Mr. Zingale will continue to serve on Mercury’s Board of

Directors, but will leave his positions on the nominating and corporate governance and compensation committees and his role as lead outside director. Mercury’s board of directors has elected Clyde Ostler as lead outside director.

ABOUT MERCURY

Mercury Interactive (NASDAQ: MERQ), the global leader in business technology optimization (BTO), is committed to helping customers optimize the business value of information technology. Founded in 1989, Mercury conducts business worldwide and is one of the fastest growing enterprise software companies today. Mercury provides software and services to govern the priorities, people, and processes of IT; deliver and manage applications; and integrate IT strategy and execution. Customers worldwide rely on Mercury offerings to improve quality and performance of applications and manage IT costs, risks and compliance. Mercury BTO offerings are complemented by technologies and services from global business partners. For more information, please visit www.mercury.com.

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Mercury, Mercury Interactive and the Mercury logo are trademarks or registered trademarks of Mercury Interactive Corporation or its subsidiaries in the United States and/or other countries. All other company, brand and product names are marks of their respective holders.

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